Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President-Finance
Dover, Delaware, July 24, 2013	302-857-3292

DOVER MOTORSPORTS, INC. DIRECTOR

KENNETH K. CHALMERS PASSES AWAY

Dover Motorsports, Inc. (NYSE: DVD) is saddened to announce the passing of Kenneth K. Chalmers, a member of the Company’s Board of Directors and Chairman of its Audit Committee, and wishes to express its deepest sympathies to the Chalmers family.

Henry B. Tippie, Chairman of the Board of Dover Motorsports, Inc. stated, “I have had the fortune of being able to call Ken Chalmers a friend for close to 40 years. Ken contributed greatly to the deliberations of our Board of Directors over the years in addition to chairing our Audit Committee and the Audit Committee of our affiliated company, Dover Downs Gaming & Entertainment, Inc. Ken’s reputation for integrity and his high ethical standards made him the obvious choice to guide our Company’s Audit Committee. Ken brought to bear his many years of experience as a successful businessman - particularly his financial expertise from a long career in the banking industry, including his tenure as Executive Vice President at Bank of America. We all greatly benefited from and will deeply miss his advice and counsel and his warmth and friendship.”

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Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.